Exhibit 10.1

RESTRICTED STOCK UNIT AGREEMENT UNDER THE
SIGMA-ALDRICH CORPORATION 2003 LONG-TERM INCENTIVE PLAN AS AMENDED

THIS RESTRICTED STOCK UNIT AGREEMENT (this “Agreement”) governs restricted stock unit awards issued under the Sigma-Aldrich Corporation (the “Company”) 2003 Long-Term Incentive Plan, as amended (the “Plan”), on or after January 1, 2013:
BACKGROUND
The Board of Directors of the Company has adopted and the shareholders of the Company have approved the Plan pursuant to which Other Stock-Based Awards may be acquired by employees of the Company and its affiliates in the future.
The Company desires to make an award to the Awardee (as defined herein) of restricted stock units under the terms hereinafter set forth.
TERMS
1.Award Subject to Plan. The Award (as defined herein) is made under, and is expressly subject to, all the terms and provisions of the Plan, a copy of which has been given to the Awardee and which terms are incorporated herein by reference, this Agreement and the Compensation Statement (as defined herein). Notwithstanding anything herein or to the contrary, the Award is subject to the Company’s Financial Restatement Policy as amended from time to time.
2.Terms of Award. Pursuant to action of the Committee, the Company awards to the person (the “Awardee”) identified in the Awardee’s Restricted Stock Unit Award Compensation Statement (the “Compensation Statement”), the number of restricted stock units (the “Restricted Stock Units”) set forth in the Compensation Statement (the “Award”), subject to the terms, conditions and adjustments set forth in this Agreement, the Compensation Statement and the Plan. Each Restricted Stock Unit represents the right to receive one Share to be issued and delivered at the end of the Vesting Period (as defined herein), subject to the risk of forfeiture described herein. The Restricted Stock Units are subject to forfeiture and cancellation without payment therefore for a period commencing on January 1, 2013 and ending on December 31, 2015 (the “Vesting Period”), in the event the following occurs: if the Awardee’s employment with the Company terminates during the Vesting Period for any reason other than an involuntary termination of the Awardee’s employment by the Company without Cause, death, Disability, Retirement (as defined herein) or following a Change in Control.
In the event the foregoing forfeiture trigger occurs, the Restricted Stock Units shall not vest and shall become forfeited for no value and without any issuance of Shares. If the above described forfeiture trigger does not occur during the Vesting Period, and the Awardee remains employed with the Company through the last day of the Vesting Period, the Restricted Stock Units shall become fully vested and the Shares underlying such Restricted Stock Units will be automatically issued and delivered on January 1 following the end of the Vesting Period or such later date as the Company may determine but no later than March 15 of the calendar year following the end of the Vesting Period.
Notwithstanding anything in the Plan to the contrary, for purposes of this Agreement, Retirement shall mean the voluntary termination of employment by the Awardee after the date on which the Awardee either (i) attains age sixty five (65), or (ii) both attains age fifty five (55) and completes seven (7) years of service with the Company and its affiliates, whether or not such service is consecutive.
3.Effect of Change in Control, Termination without Cause, Death, Disability or Retirement. In the event of the Awardee’s involuntary termination of employment by the Company without Cause, death, Disability or Retirement while employed with the Company during the Vesting Period, a pro rata portion of the Restricted Stock Units shall vest. Such prorated amount shall be based on the number of months in the Vesting Period during which the

Awardee is employed with the Company, and the Awardee shall be deemed to be employed for an entire month if the Awardee is so involuntarily terminated, dies, suffers a Disability or retires during such month while employed during the Vesting Period. In the case of death or Disability (provided such Disability also meets the requirements for a disability as defined under Section 409A of the Code (“Section 409A”)), the Shares underlying such Restricted Stock Units, to the extent vested in accordance with the foregoing, will be automatically issued and delivered in the month following such death or Disability, as applicable. In the case of involuntary termination without Cause, Retirement or Disability (to the extent such Disability does not meet the requirements for a disability as defined under Section 409A), the Shares underlying such Restricted Stock Units, to the extent vested, will be automatically issued and delivered January 1 following the end of the Vesting Period or such later date as the Company may determine but no later than March 15 of the calendar year following the end of the Vesting Period.
Upon the occurrence of a Change in Control while the Awardee is employed with the Company during the Vesting Period, all of the Restricted Stock Units shall vest, and the Shares underlying such Restricted Stock Units will be automatically issued and delivered on the earlier of (i) in the month following such Change in Control provided such Change in Control also meets the requirements for a change in control event as defined under Section 409A or (ii) January 1 following the end of the Vesting Period or such later date as the Company may determine but no later than March 15 of the calendar year following the end of the Vesting Period.
4.No Shareholder Rights. No rights of a shareholder shall exist with respect to the Restricted Stock Units as a result of the mere grant of the Restricted Stock Units. Such rights shall exist only after issuance of the Shares. Without limiting the foregoing, the Awardee shall not be entitled to receive, currently or on a deferred basis, any payments equivalent to cash, stock or other property paid by the Company as dividends on Stock prior to the issuance of the Shares.
5.Withholding. The Awardee is responsible for any taxes required to be withheld under Federal, state or local law in connection with the vesting of the Restricted Stock Units, the issuance and delivery of Shares to the Awardee or any other event occurring pursuant to this Agreement or the Plan. The Company shall withhold from any payment hereunder an amount of Shares sufficient to cover any required withholding taxes due at the time such Shares are otherwise due to be issued and delivered hereunder to the extent required by minimum statutory withholding requirements.
6.Definitions; Copy of Plan. To the extent not specifically defined in this Agreement or the Compensation Statement, all capitalized terms used in this Agreement will have the same meanings ascribed to them in the Plan. By execution of this Agreement, the Awardee acknowledges receipt of a copy of the Plan.
7.Administration. The Award has been made pursuant to a determination made by the Committee, and the Committee or any successor or substitute authorized in accordance with the Plan, and subject to the express terms of this Agreement, shall have plenary authority to interpret any provision of this Agreement and to make any determinations necessary or advisable for the administration of this Agreement and may waive or amend any provisions hereof in accordance with the Plan.
8.Amendment. This Agreement may be amended, in whole or in part, at any time by the Committee in accordance with the Plan.
9.Non-Transferability. The Award may not be assigned, transferred, or in any way encumbered except by will or the laws of descent and distribution.
10.Section 409A. It is intended that this Agreement shall be administered in a manner that will comply with or meet an exception from Section 409A, and this Agreement shall be administered and interpreted in accordance with such intent. The Committee may adopt rules deemed necessary or appropriate to qualify for an exception from or to comply with the requirements of Section 409A. Notwithstanding anything in this Section 10 to the contrary, no amendment to or payment under this Agreement will be made unless permitted under Section 409A. If any amount shall be payable hereunder as a result of the Awardee’s “separation from service” at such time as the Awardee is a “specified employee” (as those terms are defined for purposes of Section 409A) and such amount is subject to the provisions of Section 409A, then no payment shall be made, except as permitted under Section 409A, prior to the first day of the seventh calendar month beginning after the Awardee’s separation from service, provided that, payment shall be made sooner upon the date of the Awardee’s earlier death following such separation from service. For the avoidance of doubt, the Awardee shall become entitled to payment at the earliest payment event, if any, described herein that occurs with respect to such Awardee, at the time and manner described herein and otherwise subject to all terms and conditions herein, and any rights hereunder shall terminate upon any payment with respect to such payment event.